Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 26, 2012	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS 2011 FOURTH QUARTER AND ANNUAL RESULTS

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank, reported a fourth quarter increase in earnings of 24.0%, as net income totaled $1.4 million for the three months ended December 31, 2011, compared to $1.1 million for the three months ended December 31, 2010.

The earnings of $1.4 million for the three months ended December 31, 2011, represent $0.50 per basic and diluted share. For the current three month period, the return on average assets (ROA) was 0.87% and the return on equity (ROE) was 8.86%.

For 2011, the Bancorp’s earnings increased by 4.0% as net income totaled $5.4 million, compared to $5.2 million for 2010, which represents $1.90 per basic and diluted share. For 2011, the ROA was 0.84% and the ROE was 8.90%.

“Peoples Bank reported another solid year of income in 2011 with results that again outpace the performance of the nation’s community banking industry. The economy began to improve during the second half of the year, resulting in a very strong fourth quarter as income for the quarter increased 24.0% over last year,” said David A. Bochnowski, Chairman and Chief Executive Officer.

“Banking fundamentals continue to lead our 2011 earnings performance. Core income remained strong, our capital position continued to grow, asset quality improved, and operating costs held steady,” Bochnowski said. At the end of 2011, the Bank reported a net interest margin of 4.17%, a tangible equity capital of 9.66%, a 40.7% decrease in non-performing loans, and a 3.0% increase in operating costs.

“Core funding continued to have a favorable impact on income as savings, checking, and money market accounts increased by $28.2 million or 8.7% at the end of the year. Core accounts exceeded 66.4% of deposits at year end and demonstrate our customer’s confidence in the strength of the Bank as well as our delivery channels for products and services,” Bochnowski noted. During November 2011, Peoples became the first community bank in Northwest Indiana to roll out a mobile banking application for smart phones, enabling customers to conduct their banking anytime, anywhere.

“Peoples Bank continues to be a well-capitalized bank under all applicable banking standards with a proud record of earnings since the Great Recession started in 2008. Significantly, the Bank did not need TARP funds or have to access other forms of capital assistance from the federal government during these challenging times. As the economy improves, Peoples Bank will continue to bring value to our customers with exceptional products and services, and to partner with our friends and neighbors in the growth of our communities,” Bochnowski said.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $5.9 million for the three months ended December 31, 2011, compared to $6.1 million for the three months ended December 31, 2010, a decrease of $218 thousand or 3.5%. For 2011, net interest income totaled $23.8 million, compared to $25.1 million for 2010, a decrease of $1.3 million or 5.3%. The net interest income decrease for both the three and twelve month periods is a result of reduced loan balances and lower asset yields. The Bancorp’s net interest margin on a tax adjusted basis was 4.14% for the three months ended December 31, 2011, compared to 4.28% for the three months ended December 31, 2010. For 2011, the tax adjusted net interest margin was 4.17%, compared to 4.25% for 2010. The Bancorp’s net interest margin continues to benefit from core deposit growth and a low cost of funds as a result of the Federal Reserve’s continued action in maintaining a low interest rate environment.

Noninterest Income

Noninterest income from banking activities totaled $1.6 million, for both three month periods December 31, 2011 and 2010. For 2011, noninterest income totaled $6.2 million, compared to $5.8 million for 2010, an increase of $457 thousand or 7.9%. The increase for 2011 is primarily related to the Bancorp’s favorable settlement in its lawsuit against the lead lender of a commercial real estate participation loan.

Noninterest Expense

Noninterest expense related to operating activities totaled $4.9 million for the three months ended December 31, 2011, compared to $5.0 million for the three months ended December 31, 2010, a decrease of $142 thousand or 2.8%. For 2011, noninterest expense totaled $19.9 million, compared to $19.3 million for 2010, an increase of $587 thousand or 3.0%. The increase for 2011 is primarily related to additional expenses related to the operations of the St. John Banking Center, which opened in October 2010.

Funding

At December 31, 2011, core deposits totaled $350.0 million, an increase of $28.2 million or 8.7%, compared to December 31, 2010. Core deposits include checking, savings, and money market accounts and represented 66.4% of the Bancorp’s total deposits at December 31, 2011. As a result of core deposit growth and increased liquidity from loan repayments, management reduced certificate of deposit balances by $21.5 million during the year, which had a positive impact of lowering the Bancorp’s cost of funds. At December 31, 2011, borrowings and repurchase agreements totaled $52.0 million, an increase of $3.4 million from December 31, 2010.

Lending

The Bancorp’s loan portfolio totaled $401.4 million at December 31, 2011, a decrease of $16.8 million or 4.0%, compared to December 31, 2010. During 2011, mortgage, commercial real estate and commercial business loans increased by $13.7 million. During 2011, $10.7 million of fixed rate mortgage loans were sold into the secondary market. In addition, construction and land development loans, as well as multifamily, consumer and government loans, decreased by an aggregate of $30.5 million during the year. A significant portion of the decrease in loans is a result of management’s focused effort to remove non-performing loans from its balance sheet.

Investing

The Bancorp’s securities portfolio totaled $187.0 million at December 31, 2011, an increase of $26.5 million or 16.5%, compared to December 31, 2010. During 2011, management invested the Bancorp’s excess liquidity in the securities portfolio, which has had a positive impact on earnings.

Asset Quality

At December 31, 2011, past due loans totaled $18.1 million, compared to $33.2 million at December 31, 2010, a decrease of $15.1 million or 45.5%. Non-performing loans totaled $14.3 million at December 31, 2011, compared to $24.1 million at December 31, 2010, a decrease of $9.8 million or 40.7%. The current level of non-performing loans is concentrated with three geographically diverse commercial real estate participation loans that aggregate to $7.2 million. These participations were purchased from other originators during the period from 2005 through 2007, prior to the most recent recession. The Bancorp’s ratio of non-performing assets to total assets was 2.68% at December 31, 2011, compared to 4.46% at December 31, 2010.

For the three months ended December 31, 2011, loan loss provisions totaled $875 thousand, while $1.5 million in provisions were recorded for the three months ended December 31, 2010. For 2011, loan loss provisions totaled $3.5 million, while $5.6 million in provisions were recorded for 2010. The 2011 loan loss provisions were primarily related to the current credit risk in the commercial real estate participation and commercial real estate loan portfolios. Loan charge-offs, net of recoveries, totaled $4.6 million for 2011, compared to $2.6 million for 2010. At December 31, 2011, the allowance for loan losses totaled $8.0 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.99% at December 31, 2011, compared to 2.18% at December 31, 2010. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 56.0% at December 31, 2011, compared to 37.8% at December 31, 2010.

Capital Adequacy

At December 31, 2011, shareholders’ equity stood at $63.0 million or 9.7% of total assets. The Bancorp’s regulatory capital ratios at December 31, 2011 were 14.3% for total capital to risk-weighted assets, 13.1% for tier 1 capital to risk-weighted assets and 9.2% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $22.20 per share at December 31, 2011.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including on-going depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Financial Report

Key Ratios	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010
Return on equity	8.86%	7.68%	8.90%	9.03%
Return on assets	0.87%	0.70%	0.84%	0.77%
Basic earnings per share	$0.50	$0.40	$1.90	$1.83
Diluted earnings per share	$0.50	$0.40	$1.90	$1.83
Yield on loans	5.08%	5.34%	5.10%	5.39%
Yield on security investments	2.94%	3.26%	3.20%	3.45%
Total yield on earning assets	4.38%	4.72%	4.49%	4.84%
Cost of deposits	0.39%	0.58%	0.47%	0.71%
Cost of borrowings	1.40%	1.74%	1.50%	2.04%
Total cost of funds	0.48%	0.68%	0.56%	0.82%
Net interest margin - tax equivalent	4.14%	4.28%	4.17%	4.25%
Noninterest income / average assets	0.97%	0.96%	0.97%	0.86%
Noninterest expense / average assets	3.00%	3.07%	3.10%	2.89%
Net noninterest margin / average assets	-2.03%	-2.11%	-2.13%	-2.03%
Efficiency ratio	64.77%	64.82%	66.42%	62.62%
Effective tax rate	20.54%	10.32%	17.96%	13.34%
Dividend declared per common share	$0.15	$0.15	$0.60	$0.72

	December 31,
	2011	December 31,
	(Unaudited)	2010
Net worth / total assets	9.66%	8.89%
Book value per share	$22.20	$19.84
Non-performing assets to total assets	2.68%	4.46%
Non-performing loans to total loans	3.56%	5.77%
Allowance for loan losses to non-performing loans	56.03%	37.82%
Allowance for loan losses to loans outstanding	1.99%	2.18%
Foreclosed real estate to total assets	0.38%	0.52%

Consolidated Statements of Income	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010
Interest income:
Loans	$5,183	$5,683	$20,893	$24,051
Securities & short-term investments	1,448	1,465	6,093	6,035
Total interest income	6,631	7,148	26,986	30,086
Interest expense:
Deposits	507	779	2,473	3,914
Borrowings	189	216	758	1,075
Total interest expense	696	995	3,231	4,989
Net interest income	5,935	6,153	23,755	25,097
Provision for loan losses	875	1,450	3,510	5,570
Net interest income after provision for loan losses	5,060	4,703	20,245	19,527
Noninterest income:
Fees & service charges	636	642	2,501	2,538
Gain on sale of loans, net	119	657	256	1,263
Wealth management operations	300	278	1,177	1,165
Gain on sale of securities, net	283	59	966	913
Cash value increase from bank owned life insurance	99	97	398	403
Other-than-temporary impairment of securities	(1)	—	(1)	(128)
Gain/(loss) on foreclosed real estate	101	(181)	887	(381)
Other income	26	5	63	17
Total noninterest income	1,563	1,557	6,247	5,790
Noninterest expense:
Compensation & benefits	2,523	2,306	9,953	9,599
Occupancy & equipment	764	624	3,333	3,010
Federal deposit insurance premiums	141	223	946	950
Data processing	258	242	1,005	941
Marketing	99	156	403	485
Other	1,071	1,447	4,288	4,356
Total noninterest expense	4,856	4,998	19,928	19,341
Income before income taxes	1,767	1,262	6,564	5,976
Income tax expenses	363	130	1,179	797
Net income	$1,404	$1,132	$5,385	$5,179

 NorthWest Indiana Bancorp

Financial Report

Balance Sheet Data
(Dollars in thousands)
	December 31,
	2011	December 31,	Change	Mix
	(unaudited)	2010	%	%
Total assets	$651,758	$631,053	3.3%
Cash & cash equivalents	26,367	10,938	141.1%
Securities - available for sale	186,962	142,055	31.6%
Securities - held to maturity	—	18,397	-100.0%

Loans receivable:
Construction and land development	21,143	46,371	-54.4%	5.3%
1-4 first liens	132,231	127,959	3.3%	32.9%
Multifamily	7,313	7,605	-3.8%	1.8%
Commercial real estate	146,402	138,506	5.7%	36.5%
Commercial business	63,293	61,726	2.5%	15.8%
1-4 Junior Liens	1,814	2,434	-25.5%	0.5%
HELOC	17,434	19,325	-9.8%	4.3%
Lot loans	2,656	3,164	-16.1%	0.7%
Consumer	472	763	-38.1%	0.1%
Government and other	8,643	10,380	-16.7%	2.1%
Total loans	401,401	418,233	-4.0%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	55,577	50,712	9.6%	10.5%
Interest bearing checking	102,294	90,984	12.4%	19.4%
Savings	71,417	65,146	9.6%	13.6%
MMDA	120,671	114,983	4.9%	22.9%
Total core deposits	349,959	321,825	8.7%	66.4%
Certificates of deposit	176,922	198,446	-10.8%	33.6%
Total deposits	526,881	520,271	1.3%	100.0%

Borrowings and repurchase agreements	52,013	48,619	7.0%
Stockholder's equity	62,960	56,089	12.3%

Asset Quality	December 31,
(Dollars in thousands)	2011	December 31,	Change
	(unaudited)	2010	%
Nonaccruing loans	$14,010	$23,967	-41.5%
Accruing loans delinquent more than 90 days	279	148	88.5%
Securities in non-accrual	717	742	-3.4%
Foreclosed real estate	2,457	3,298	-25.5%
Total nonperforming assets	17,463	28,155	-38.0%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,599	2,794	-42.8%
ALL general allowances for loan portfolio	6,406	6,327	1.2%
Total ALL	8,005	9,121	-12.2%

	At December 31, 2011
	(unaudited)
Capital Adequacy	Actual	Required to be
	Ratio	well capitalized

Total capital to risk-weighted assets	14.3%	10.0%
Tier 1 capital to risk-weighted assets	13.1%	6.0%
Tier 1 capital to adjusted average assets	9.2%	5.0%